AMENDMENT #2 TO INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment is made as of the 15th day of June 2018 by and between Wilshire Associates Incorporated, a corporation organized under the laws of the State of California (“Adviser”), and Pzena Investment Management, LLC, a registered investment adviser (“Sub-Adviser”).

WHEREAS, Adviser is the investment adviser of Wilshire Mutual Funds, Inc. (the “Fund”), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amendment consisting of seven separate series of portfolios (collectively, the “Fund Portfolios”);

WHEREAS Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement (as amended, restated or otherwise modified from time to time, the “Agreement”) as of December 23, 2004 and amended as of March 29, 2007 and February 28th, 2013, under which Adviser retained Sub-Adviser to furnish investment advisory services for the Wilshire Large Company Value Portfolio;

WHEREAS the Adviser and the Sub-Adviser wish to amend certain of the terms of the Agreement to retain Sub-Advisor to furnish investment advisory services for the Wilshire International Equity Portfolio in addition to the Wilshire Large Company Value Portfolio;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Effective upon the Effective Date, Exhibit 1 – Fund Portfolio Listing of the Agreement shall be deleted in its entirety and replaced by Exhibit 1 – Fund Portfolio Listing attached hereto.

2. Effective upon the Effective Date, Exhibit 2 – Fee Schedule of the Agreement shall be deleted in its entirety and replaced by Exhibit 2 – Fee Schedule attached hereto.

3. This Amendment shall be effective as of June 4, 2018 (the “Effective Date”).

4. Except to the extent expressly amended by the terms of this Amendment, all terms and conditions of the Original Agreement and all other instruments and agreements executed thereunder remain in full force and effect.

IN WITNESS WHEREOF, the parties have duly executed and sealed this Amendment, all as of the date first written above.

Wilshire Associates Incorporated

By:	/s/ Jason Schwarz
Name:	Jason Schwarz
Title:	President, Wilshire Funds Management

Pzena Investment Management, LLC

By:	/s/ Gary Bachman
Name:	Gary Bachman
Title:	Managing Principal

EXHIBIT 1
FUND PORTFOLIO LISTING

Wilshire Large Company Value Portfolio1

Wilshire International Equity Portfolio2

[1]

Sub-Adviser references the Pzena Large Cap Value Strategy in connection with its sub-advisory services to the Portfolio Segment of the Wilshire Large Company Value Portfolio; provided that, for the avoidance of doubt, Sub-Adviser shall manage such Portfolio Segment solely in accordance with the terms of this Agreement and the investment guidelines with respect to such Portfolio Segment.

[2]

Sub-Adviser references the Pzena International Value All Country (ex-U.S.) Strategy in connection with its sub-advisory services to the Portfolio Segment of the Wilshire International Equity Portfolio; provided that, for the avoidance of doubt, Sub-Adviser shall manage such Portfolio Segment solely in accordance with the terms of this Agreement and the investment guidelines with respect to such Portfolio Segment.

EXHIBIT 2
FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rates:

Wilshire Large Company Value Portfolio

(i)	[ ]% per annum on the first $25,000,000;

(ii)	[ ]% per annum on the next $75,000,000;

(iii)	[ ]% per annum on the next $200,000,000; and

(iv)	[ ]% per annum thereafter.

If the average daily net assets of the Wilshire Large Company Value Portfolio Portfolio Segment are less than $10,000,000 on the last business day of the preceding month, the Sub-Adviser’s fee shall be [ ]% per annum for such Portfolio Segment. In such event, there will be a minimum annual fee of $[ ] and a maximum annual fee of $[ ] with respect to such Portfolio Segment.

Wilshire International Equity Portfolio

(i)	Through and including June 25, 2020: [ ]% per annum

(ii)	Following June 25, 2020:

a.	[ ]% per annum on the first $100,000,000 of the Portfolio Segment,

b.	[ ]% per annum on the next $200,000,000 of the Portfolio Segment, and

c.	[ ]% on amounts above $300,000,000 of the Portfolio Segment.

Sub-Adviser’s fee shall be accrued daily at 1/365th of the annual rate set forth above (or 1/366th of the annual rate in a leap year) and paid monthly. For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement with respect to any or all of the Fund Portfolios, all compensation due through the date of termination with respect to such Fund Portfolio(s) will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.